Exhibit 10.23

EXTENSION AND AMENDMENT AGREEMENT

AGREEMENT dated as of January 25, 2007 between Callisto Pharmaceuticals, Inc., a  Delaware corporation (the “Company”) and Gabriele M. Cerrone (the “Consultant”).

The Company’s Board of Directors has determined, in light of the importance of the Consultant’s services to the stability and interests of the Company and its stockholders, to extend the term of the Consulting Agreement dated as of December 27, 2004 (the “Consulting Agremeent”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, it is agreed between the Company and the Consultant as follows:

1.             EXTENSION AND AMENDMENT OF CONSULTING AGREEMENT.

(a)           Extension.   The “Initial Term” defined in Section 1.2 of the Consulting Agreement is hereby extended to December 31, 2009, unless earlier terminated in accordance with Section 10 of the Consulting Agreement.

(b)           Compensation.   The Company agrees to increase Consultant’s “Base Compensation” (as defined in the Consulting Agreement) from $205,000 per year to $275,000 per year commencing January 1, 2007, payable monthly in approximate equal installments in advance.  In addition, the Consultant shall be granted an aggregate of 225,000 ten-year non-qualified stock options pursuant to the Company’s Stock Option Plan (the “Plan”) at an exercise price  per share equal to the fair market value of the Company’s Common Stock on the date of execution of this Agreement, as such value is defined in the Plan.  Subject to the provisions of the Plan and Section 10 of the Consulting Agreement, one third of such options shall vest on December 31, 2007, 2008 and 2009.  Once vested, the options may be exercised until their expiration, notwithstanding any provision of the Plan which requires exercise following termination of services in a shorter period.  The Company will include the shares of equity securities of the Company which may be issued upon the exercise of the options in any registration statement under the Securities Act of 1933 which includes securities issuable to any other executive officer of the Company.  In recognition of the services beyond that required of Consultant during the period from July 1, 2006 to the date of this Amendment, the Company will set aside and accrue a bonus for the Consultant of $75,000, payable on March 31, 2007.  The Consultant shall be eligible to earn a cash bonus of up to 22.5% of Base Compensation for each twelve-month period during the Term based on meeting performance objectives and bonus criteria to be mutually identified by Consultant and the Company’s Board of Directors and any additonal bonuses and option grants as may be determined by the Compensation Committee of the Company’s Board in its sole discretion.  In the event no performance criteria has been set, the Consultant shall receive a bonus of not less than 10% if bonuses are paid to any other of the Company’s executive officers during or for the year of this agreement.  For purposes of Section 3 and 4 of the Agreement, the Consultant’s advisory services in connection with the planning, financing and execution of one or more plans of corporate reorganization shall not be covered within the scope of services provided under this Agreement, nor will the compensation under this Agreement be deemed to cover such services.

(c)           Amendment to Section 5 of the Consulting Agreement.

(i)            Section 5.1 of the Consulting Agreement is hereby amended, effective immediately to include in reasonable expenses, the cost associatied with accessing office facilities and administrative assistance outside of the Company’s principal executive offices at such times that the Consultant is attending to matters within the scope of this Agreement.

(ii)           Section 5.2 of the Consulting Agreement is hereby amended, effective immediately to delete the Section in its entirety and replace it with the following:

“During the Term, the Company, at its sole expense, shall provide Consultant with one fully furnished and equipped executive office, one full-time qualified and experienced administrative assistant, and such legal and accounting support services as is deemed appropriate by the Consultant and approved by the Company’s Chief Executive Officer.  Such services and facilities will not be diminished without the Consultant’s prior consent.”

(d)           Amendment to Section 10.1(c) of the Consulting Agreement.   Section 10.1(c) of the Consulting Agreement is hereby amended, effective immediately to add the following paragraphs:

 “(iv)                   The severance compensation provided for in subsection (9)(i) above shall be paid not later than the tenth day following the Date of Termination; provided, however, that if the amount of such compensation cannot be finally determined on or before such day, the Company shall pay to the Consultant on such day an estimate, as determined in good faith by the Company but subject to the provisions of Section 10.1(a)(v), of the minimum amount of such compensation and shall pay the remainder of such compensation (together with interest at the Federal short-term rate provided in Section 1274(d)(7)(C)(1) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the Date of Termination. In the event the amount of the estimated payment exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Consultant payable on the fifth day after demand by the Company (together with interest at the Federal short-term rate provided in Section 1274(d)(7)(C)(1) of the Code).

(v)                                 If the payment of the Total Payments (as defined below) will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code, the Company shall pay the Consultant on or before the tenth day following the Date of Termination, an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Consultant, after deduction of any Excise Tax on Total Payments and any federal and state and local income tax and Excise Tax upon the payment provided for by this paragraph, shall be equal to the Total Payments. For purposes of determining whether any of the payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) any payments or benefits received or to be received by the Consultant in connection with a Change in Control of the

Company or the Consultant’s termination of employment, whether payable pursuant to the terms of Section 10 of this Agreement or any other plan, arrangement or agreement with the Company, its successors, any person whose actions result in a Change in Control of the Company or any corporation affiliated (or which, as a result of the completion of transaction causing such a Change in control, will become affiliated) with the Company within the meaning of Section 1504 of Code (the “Total Payments”) shall be treated as “parachute payments” within the meaning of Section 28OG(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 28OG(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company’s independent auditors and acceptable to the Consultant, the Total Payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 28OG(b)(4) of the Code either in their entirety or in excess of the base amount within the meaning of Section 28OG(b)(3) of the Code, or are otherwise not subject to the Excise Tax, (ii) the amount of the Total Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Total Payments or (B) the amount of excess parachute payments or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Section 28OG(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Consultant shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Consultant’s residence an the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of the Consultant’s employment, the Consultant shall repay to the Company at the time the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment that can be repaid such that the Consultant remains whole on an after-tax basis following such repayment (taking into account any reduction in income or excise taxes to the Consultant from such repayment) plus interest on the amount of such repayment at the Federal short-term rate provided in Section 1274(d)(1)(C)(i) of the Code. In the event the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of the Consultant’s employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional gross-up payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.”

(f)            Amendment to Section 12.2 of the Consulting Agreement.   Section 12.2 of the Consulting Agreement is hereby amended, effective immediately, to add the term “for Good Reason” after the term “Consultant” in the fifth line of such Section.

(f)            Effect on Consulting Agreement.   Except as modified by this Agreement, all of the terms of the Consulting Agreement shall continue in full force and effect. In the event of a discrepancy between the Consulting Agreement and this Agreement, the terms of this Agreement shall be controlling.

2.                                       NO OBLIGATION TO MITIGATE DAMAGES: NO EFFECT ON OTHER CONTRACTUAL RIGHTS,

(a)           The Consultant shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor  shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Consultant as a result of employment by another client after the termination of the Consultant’s consultancy, or otherwise.

(b)           The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Consultant’s existing rights, or rights which would accrue solely as a result of the passage of time, under any Benefit Plan, Consulting Agreement or other contract, plan or arrangement of the Company or any of its subsidiaries of which the Consultant shall be a beneficiary.

3.                                       SUCCESSOR TO THE COMPANY.

(a)           The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance, satisfactory to the Consultant, to assume and agree to perform this Agreement and the Consulting Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Any failure of the Company to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of the Consulting Agreement and in such case the Consultant shall have the right to terminate his consultancy for Good Reason and become fully entitled to the benefits of Section 10 of the Consulting Agreement. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor assign to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 3 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b)           This Agreement shall inure to the benefit of and be enforceable by the Consultant’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Consultant should die while any amounts are still payable to the Consultant hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Consultant’s devisee, legatee, or other designee or, if there be no such designee, to the Consultant’s estate.

4.                                     NOTICE.

For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

if to the Company:

Callisto Pharmaceuticals, Inc.
420 Lexington Avenue, Suite 1609
New York, New York 10070

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

5.                                       MISCELLANEOUS.

No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by the Consultant and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior to subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement shall be governed by and construed in accordance with the laws of Delaware.

6.                                       VALIDITY.

The invalidity or enforceability of any provisions of this Agreement shall not affect the validity or  enforceability of any other provision of this Agreement, which shall remain in full force and effect.

7.                                       COUNTERPARTS.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and same instrument.

8.                                       LEGAL FEES AND EXPENSES.

The Company or one of its subsidiaries shall pay all legal fees and expenses which the Consultant may incur as a result of the Company’s contesting the validity, enforceability or the Consultant’s interpretation of, or determinations under, this Agreement.

CALLISTO PHARMACEUTICALS, INC.,

By:	/s/	GARY S. JACOB
Name:		Gary S. Jacob
Title:		Chief Executive Officer

/s/ GABRIELE M. CERRONE
Gabriele M. Cerrone